Exhibit 2
                                                                       ---------


================================================================================






                      SECURITIES PURCHASE AGREEMENT



                                  AMONG



                       FAMILY BARGAIN CORPORATION



                                   AND



                             THE PURCHASERS






================================================================================







                        ------------------------

                        Dated:  December 30, 1996
                        ------------------------

                            TABLE OF CONTENTS


                                                                    Page

1.   DEFINITIONS........................................................1

2.   CLOSING............................................................9
     2.1  Time and Place of the Closings................................9
     2.2  Transactions at the Closing...................................9
     2.3  Transaction Expenses.........................................10
     2.4  Post-Closing Option..........................................10

3.   CONDITIONS TO THE CLOSING.........................................11
     3.1  Conditions Precedent to the Obligations of the Purchasers....11
          3.1.1    Compliance by the Company...........................11
          3.1.2    Board of Directors..................................11
          3.1.3    Consents............................................12
          3.1.4    December Sales......................................12
          3.1.5    Absence of Material Adverse Effect..................12
          3.1.6    Officer's Certificate...............................12
          3.1.7    No Injunction.......................................13
          3.1.8    Other Transaction Agreements........................13
     3.2  Conditions Precedent to Obligations of the Company...........13
          3.2.1    Compliance by the Purchasers........................13
          3.2.2    Consents............................................14
          3.2.3    Officer's Certificate...............................14
          3.2.4    No Injunction.......................................14

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................15
     4.1  Corporate Existence and Power................................15
     4.2  Power and Authority..........................................16
     4.3  Affiliate Transactions.......................................17
     4.4  No Contravention, Conflict, Breach, Etc......................17
     4.5  Consents.....................................................18
     4.6  Capitalization of the Company................................18
     4.7  Rights Plan..................................................19
     4.8  Registration Rights..........................................19
     4.9  Subsidiaries.................................................20
     4.10 SEC Documents................................................21
     4.11 Financial Statements.........................................22
     4.12 14(f) Notice.................................................24
     4.13 No Existing Violation, Default, Etc..........................24
     4.14 Licenses and Permits.........................................25
     4.15 Title to Properties..........................................26
     4.16 Intellectual Property........................................26
     4.17 Environmental Matters........................................28

                                                                    Page

     4.18 Taxes........................................................29
     4.19 Litigation...................................................30
     4.20 Labor Matters................................................30
     4.21 Employee Benefits............................................31
     4.22 Contracts....................................................33
     4.23 Contingent Liabilities.......................................34
     4.24 No Material Adverse Change...................................34
     4.25 Finder's Fees................................................35
     4.26 Investment Company...........................................35
     4.27 Exemption from Registration; Restrictions on Offer and Sale of
          Same or Similar Securities...................................35
     4.28 Full Disclosure..............................................36

5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................37
     5.1  Existence and Power..........................................37
     5.2  Power and Authority..........................................37
     5.3  No Contravention, Conflict, Breach, Etc......................37
     5.4  Acquisition for Own Account..................................38
     5.5  Finder's Fee.................................................39
     5.6  Ownership of Common Stock....................................39

6.   COVENANTS OF THE PARTIES..........................................39
     6.1  Pre-Closing Activities.......................................39
     6.2  Stock Exchange Listing.......................................43
     6.3  14(f) Notification...........................................43
     6.4  Access.  ....................................................43
     6.5  Publicity....................................................44
     6.6  Acquisition Proposals........................................44
     6.7  Certificates for Securities, Exchange Notes and Conversion
          Shares To Bear Legends.......................................45
     6.8  Removal of Legends...........................................46

7.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                  COVENANTS............................................47

8.   INDEMNIFICATION...................................................47
     8.1  Indemnification by the Company...............................47
     8.2  Notification.................................................48

9.   TERMINATION.......................................................50
     9.1  Termination..................................................50
     9.2  Effect of Termination........................................51

                                                                      Page

10.  MISCELLANEOUS.....................................................52
     10.1 Performance; Waiver..........................................52
     10.2 Successors and Assigns.......................................52
     10.3 Notices......................................................53
     10.4 Governing Law................................................54
     10.5 Severability.................................................54
     10.6 Headings; Interpretation.....................................54
     10.7 Entire Agreement.............................................55
     10.8 No Third Party Rights........................................55
     10.9 Counterparts.................................................55

                      SECURITIES PURCHASE AGREEMENT


            SECURITIES PURCHASE AGREEMENT ("AGREEMENT"), dated December 30, 1996, among Family Bargain Corporation, a Delaware corporation (the "Company"), and the Persons set forth on Schedule 2.2 hereof (the "Purchasers").
            WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase, an aggregate of 27,000 shares (the "Securities") of the Company's Series B Junior Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Series B Preferred"), at a purchase price equal to $1,000.00 per Security (the "Purchase Price Per Security") (or $27,000,000 in the aggregate) upon the terms and subject to the conditions set forth herein.
            NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, each of the Company and the Purchasers agrees as follows:

            1.    DEFINITIONS.
            The terms defined in this Section 1 shall have the following meanings for all purposes of this Agreement:
            "Acquisition Proposal" means any proposal or offer to the Company or stockholders of the Company with respect to a merger, consolidation, tender offer (including a self tender offer), exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, any purchase of, or option to purchase, any equity securities (or securities convertible into equity securities) of the Company or any of its Subsidiaries or any purchase of, or option to purchase, any of the assets of the Company or any of its Subsidiaries (other than (i) the sale of inventory in the ordinary course of business of the Company or any of its Subsid iaries and (ii) grants and exercises of options actually granted prior to the date hereof.
            "Act" means the Securities Act of 1933, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time. References to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of any such superseding Federal statute.
            An "Affiliate" of, or a person "affiliated" with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.
            "Annual Reports" means the Company's Annual Report on Form 10-K for the year ended January 28, 1995 as filed with the SEC and the Company's Annual Report on Form 10-K for the year ended January 27, 1996 (as amended by the Company's Form 10-K/A dated May 14, 1996), as filed with the SEC and delivered to the Purchasers (including, in each case, all exhibits and schedules thereto and documents incorporated by reference therein).
            "Benefit Plans" has the meaning set forth in Section 4.21.

            "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.
            "By-Laws" means the By-laws of the Company, as amended through the date hereof.
            "Certificate of Designations" means the Certificate of Designations of the Company to be filed by the Company with the Secretary of State of the State of Delaware on or prior to the date and time of the Closing, substantially in the form attached as Exhibit A hereto.
            "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended through the date hereof.
            "Closings" has the meaning set forth in Section 2.1.
            "Closing Date" has the meaning set forth in Section 2.1.
            "Code" means the Internal Revenue Code of 1986, as amended.
            "Common Stock" shall mean the Company's common stock, par value
$.01 per share.
            "Company" has the meaning set forth in the preamble to this Agreement.
            "Conversion Shares" means the shares of Common Stock issuable or issued upon conversion of the Series B Preferred pursuant to the terms of this Agreement and the Certificate of Designations.
            "Disclosure Letter" has the meaning set forth in Article 4. "Employee Preferred" has the meaning set forth in Section 4.6. "Encumbrance" means any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or other encumbrance of any kind.

            "Environmental Information" has the meaning set forth in Section 4.17(D).
            "Environmental Laws" means all federal, state, local and foreign laws, principles of common law, regulations, codes and ordinances, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment, or health and safety.
            "ERISA" has the meaning set forth in Section 4.21.
            "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any superseding Federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of such superseding Federal statute.
            "Exchange Notes" means the Subordinated Notes of the Company issuable or issued in redemption of the Series B Preferred pursuant to the terms of this Agreement and the Certificate of Designations.
            "Factory 2-U" means Factory 2-U, Inc., an Arizona corporation. "Financial Advisory Agreement" means the Financial Advisory
Agreement, dated as of the date hereof, between the Company and TCR, as amended, supplemented or modified from time to time in accordance with the terms thereof.
            "FINOVA Credit Facility" means the credit facility provided under the loan and security agreement dated November 10, 1995, between Factory 2-U and FINOVA Capital Corporation, as amended through the date hereof and as may be further amended in accordance with the terms hereof.

            "14(f) Notice" means a notice of the Company containing the information required by Rule 14f-1 under the Exchange Act to be filed with the SEC in compliance with such Rule in connection with the actions described in
Section 3.1.2, as amended, modified or supplemented (including all exhibits and schedules thereto and documents incorporated by reference therein).
            "General Textiles" means General Textiles, a California corporation. "Governmental Authority" means the government of any nation or state, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
            "GT Credit Facility" means the credit facility provided under the loan and security agreement dated as of October 14, 1993, between General Textiles and Greyhound Financial Capital Corporation (now named FINOVA Capital Corporation), as amended through the date hereof.
            "Intellectual Property" has the meaning set forth in Section
4.16(A).
            "Initial Closing" has the meaning set forth in Section 2.1.
            "IP Licenses" has the meaning set forth in Section 4.16(B). "Knowledge of the Company" means the knowledge of the Company after due inquiry.
            "Law" means any law, treaty, rule or regulation of a Governmental Authority or judgment, order, writ, injunction or determination of an arbitrator or a court or other Governmental Authority.

            "Liabilities" has the meaning set forth in Section 9.1.
            "Licenses" means any certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Authorities.
            "Material Adverse Effect" means a material adverse effect on the assets, results of operations, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.
            "Monthly Financial Statements" has the meaning set forth in
Section 4.11(B).
            "NASDAQ Small-Cap Market" means the Nasdaq Small-Cap Market of the Nasdaq Stock Market.
            "1995 Audited Financial Statements" has the meaning set forth in
Section 4.11(A).
            "Person" means any individual, firm, corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
            "Preferred Stock" has the meaning set forth in Section 4.6. "Preliminary Prospectus" shall mean the Company's Preliminary
Prospectus, dated November 6, 1996 (subject to completion), relating to convertible subordinated debentures due 2006 of the Company, which were never sold.

            "Purchase Price Per Security" has the meaning set forth in the first recital of this Agreement.
            "Purchasers" has the meaning set forth in the preamble to this Agreement.
            "Quarterly Reports" means the Company's Quarterly Report on Form 10-Q for the quarter ended October 27, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended July 27, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended April 27, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended July 28, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended April 28, 1995, each as filed with the SEC.
            "Registration Rights Agreement" means the Registration Rights Agreement to be dated as of the date of the Closing between the Company and the Purchasers, substantially in the form attached as Exhibit B hereto, as amended, supplemented or modified from time to time in accordance with the terms thereof.
            "Representatives" shall mean the employees, counsel, accountants and other authorized representatives of the Purchasers, investors in any of the Purchasers and any of their respective Affiliates.
            "Rights" shall mean the Company's Preferred Stock Purchase Rights issued pursuant to the Rights Plan.
            "Rights Plan" shall mean the Rights Agreement dated as of November 27, 1995, between the Company and Corporate Stock Transfer, Inc., as Rights Agent.
            "SEC" means the Securities and Exchange Commission.

            "SEC Documents" means the Annual Reports, the Quarterly Reports, the Preliminary Prospectus and all other documents filed by the Company with the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein) since January 1, 1994.
            "Second closing" shall have the meaning set forth in Section 2.1. "Securities" has the meaning set forth in the second recital of this
Agreement.
            "Separation Agreement" means the Separation Agreement dated as of the date hereof, a true and complete copy of which has been delivered by the Company to the Purchasers, as amended, supplemented or modified from time to time in accordance with the terms thereof and Section 3.1.8.
            "Series A Preferred" has the meaning set forth in Section 4.6. "Series B Preferred" has the meaning set forth in the first recital of this Agreement.
            "Shareholders Securities Purchase Agreement" has the meaning set forth in Section 4.2.
            "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, joint venture, association, limited liability company or partnership, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which 50% or more of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly by such Person.
            "Tax" or "Taxes" has the meaning set forth in Section 4.18.

            "TCR" means Three Cities Research, Inc.
            "Transaction Agreements" means this Agreement, the Separation Agreement, the Financial Advisory Agreement and the Registration Rights Agreement.
            "Transaction Expenses" means, with respect to the Company or the Purchasers and their Affiliates, the expenses of such Person or Persons (whether or not incurred prior to the date hereof) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing of the transactions contem plated hereby (including, without limitation, the fees, disbursements and other expenses of lawyers, accountants, actuaries, investment bankers and any other advisors thereto).

            2.    CLOSING.
                  2.1 Time and Place of the Closings. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Securities contemplated hereby (the "Closing") shall take place at the offices of Baer, Marks & Upham LLP, 805 Third Avenue, New York, New York 10022, at 10:00 A.M., New York time on January 14, 1997 (the "Initial Closing") or at such other date and such other place as the parties hereto shall agree; provided, however, the Purchasers may defer their obligation to purchase up to $5,000,000.00 of the Securities until a date no later than February 15, 1997 (the "Second Closing"). The "Closing Date" shall be the date the Initial Closing occurs.
                  2.2 Transactions at the Closings. At any Closing, subject to the terms and conditions of this Agreement, the Company shall issue and sell to each of the Purchasers, and each of the Purchasers shall purchase, the pro rata portion (based upon the number of Securities to be purchased at such Closing) of such number of Securities as are set forth opposite such Purchaser's name on Schedule 2.2 at the Purchase Price Per Security. At such Closing, the Company shall deliver to each of the Purchasers certificates representing the pro rata portion (based upon the number of Securities to be purchased at such Closing) of such number of Securities as are set forth opposite such Purchaser's name on Schedule 2.2, each registered in the name of such Purchaser or its nominees, against payment of the Purchase Price Per Security with respect thereto by wire transfer of immediately available funds to an account or accounts previously desig nated by the Company.
                  2.3 Transaction Expenses. At any Closing, subject to the terms and provisions of this Agreement, the Company shall pay to each of the Purchasers or their respective designees an amount equal to the pro rata portion (based upon the number of Securities to be purchased at such Closing) of the Transaction Expenses, plus (without duplication) in the case of a Second Closing, the Transaction Expenses incurred since the Initial Closing, of such Purchaser and its Affiliates, in each case, by wire transfer of immediately available funds to an account or accounts designated by the Purchasers.
                  2.4 Post-Closing Option. The Purchasers shall have an option to purchase from the Company, at the same price and on the same terms and conditions as this Agreement, at any time up to and including 90-days from the Initial Closing, up to 5,000 shares of Series B Preferred in addition to the 27,000 shares purchased at the Initial Closing and/or deferred pursuant to the proviso in Section 2.1. This option may be exercised by written notice by the Purchasers to the Company.

            3.    CONDITIONS TO THE CLOSING.
                  3.1 Conditions Precedent to the Obligations of the Purchasers. The obligations of each of the Purchasers to be discharged under this Agreement on or prior to the Closings are subject to satisfaction of the following conditions at or prior to the Initial Closing (unless expressly waived in writing by each of the Purchasers at or prior to the Initial Closing), except for the conditions set forth in Section 3.1.3 and 3.1.7, which must be satisfied at or prior to the Initial Closing and the Second Closing with respect to the Initial Closing and the Second Closing, respectively (unless expressly waived in writing by each of the Purchasers at or prior to such Closing):
                        3.1.1 Compliance by the Company. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company at or prior to the Initial Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Company in this Agreement shall be true and correct at and as of the Initial Closing, with the same force and effect as though such representations and warranties had been made at and as of the Initial Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time, which shall be true and correct only as of such time, and except for representations and warranties made in Sections 4.14 to 4.17 and Section 4.24, which shall be true and correct as of the date hereof.
                        3.1.2 Board of Directors. The members of the Board of Directors identified on Schedule 3.1.2A shall have delivered irrevocable resignations from the Board of Directors effective upon the Initial Closing.
The Board of Directors
shall have elected the individuals set forth on Schedule 3.1.2B to fill such vacancies and such newly-elected persons shall be legally entitled to fill such vacancies upon the later to occur of (a) the Closing Date or (b) 10 days after the later of the date that the 14(f) Notice is mailed to stockholders of the Company and filed with the SEC.
                        3.1.3 Consents. All consents, approvals, authorizations, orders, registrations, filings and qualifications of or with any
(A) Governmental Authority, (B) stock exchange on which the securities of the Company are traded and (C) other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Company or any of its Subsidiaries for the consummation of the transactions contemplated by the Transaction Agreements shall have been made or obtained, as the case may be, and shall be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof.
                        3.1.4 December Sales. The Company shall have sales for the five weeks ended on December 28, 1996 of at least $42 million, as reflected in the unaudited monthly consolidated financial statements of the Company or, if such unaudited monthly consolidated financial statements of the Company have not been completed, in a certificate of the chief financial officer of the Company.
                        3.1.5 Absence of Material Adverse Effect. No event or events shall have occurred between October 27, 1996 and the date hereof that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
                        3.1.6 Officer's Certificate. The Purchasers shall have received a certificate, dated the Closing Date and signed by the Chief Operating Officer of the Company, certifying that the conditions set forth in this Section 3.1 have been satisfied on and as of such date.
                        3.1.7 No Injunction. There shall be no judgment, injunction, order or decree enjoining the Company or the Purchasers from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing.
                        3.1.8 Other Transaction Agreements. The Separation Agreement, the Financial Advisory Agreement and the Registration Rights Agreement shall have each been executed and delivered by the parties thereto (other than the Purchasers and TCR) and remain in full force and effect. The Company shall not have agreed to any amendment of, or waived any of its rights under, the Separation Agreement.
                  3.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to be discharged under this Agreement on or prior to the Closings are subject to satisfaction of the following conditions at or prior to the Initial Closing (unless expressly waived in writing by the Company at or prior to the Initial Closing), except for the conditions set forth in Sections
3.2.2 and 3.2.4, which must be satisfied at or prior to the Initial Closing and the Second Closing with respect to the Initial Closing and the Second Closing, respectively (unless expressly waived in writing by the Company at or prior to such Closing):
                        3.2.1 Compliance by the Purchasers. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchasers in all material respects at or prior to the Initial Closing, shall have been complied with and performed by the Purchasers and the representations and warranties made by the Purchasers in this Agreement, shall be true and correct at and as of the Initial Closing, with the same force and effect as though such representations and warranties had been made at and as of the Initial Closing, except for changes contemplated by this Agreement.
                        3.2.2 Consents. All consents, approvals, authorizations, orders, registrations, filings and qualifications of or with any
(A) Governmental Authority and (B) other Persons (whether acting in an individual, fiduciary or other capacity) necessary or required to be made or obtained by the Purchasers for the consum mation of the transactions contemplated by the Transaction Agreements to which any Purchaser is a party, shall have been made or obtained, as the case may be, and shall be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.
                        3.2.3 Officer's Certificate. The Company shall have received a certificate, dated the Closing Date and signed by an appropriate officer of each Purchaser, certifying that the conditions set forth in this
Section 3.2 have been satisfied on and as of such date.
                        3.2.4 No Injunction. There shall be no judgment, injunction, order or decree enjoining the Company or the Purchasers from consummating the transactions contemplated by this Agreement to be consummated at or before the Closing.

            4.    REPRESENTATIONS AND WARRANTIES OF THE
                  COMPANY.

            The Company hereby represents and warrants to each Purchaser that, except as disclosed in writing by the Company to the Purchasers in a letter specifically with respect to this Article 4 (the "Disclosure Letter") delivered to the Purchasers on or prior to the date hereof:
                  4.1   Corporate Existence and Power.
                        (A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect.
                        (B) True and complete copies of the Certificate of Incorporation and the By-Laws as in effect on the date hereof have been provided by the Company to the Purchasers. The minute books of the Company contain in all material respects true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders of the Company.

                  4.2 Power and Authority. The Company has the full corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations thereunder. The execution, delivery and performance by the Company of the Transaction Agreements and the consummation by the Company of the transactions contemplated thereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of such agreements or the consummation by the Company of the transactions contemplated thereby. The purchase of securities of the Company under the Securities Purchase Agreement, dated December 30, 1996 ("Shareholders Securities Purchase Agreement"), by and between Benson A. Selzer, Joseph Eiger, John A. Selzer, Dutford Limited and Coplex Foundation and the purchasers listed on the signature pages thereof has been approved by the Board of Directors. Each of the Transaction Agreements has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Assuming the Purchasers (individually or as a group) have not been the beneficial owners (within the meaning of Rule 13d-3 of the Exchange Act) of any shares of Common Stock prior to their execution and delivery of this Agreement other than such shares as have been disclosed in writing to the Company prior to the execution of this Agreement, the foregoing authorizations and approvals by the Board of Directors (including the approval of the acquisition of securities under the Shareholders Securities Purchase Agreement) constitute prior approval by the Board of Directors of the transactions which resulted in the Purchasers becoming "interested stockholders" within the meaning of paragraph (a)(1) of
Section 203 of the Delaware General Corporation Law.
                  4.3 Affiliate Transactions. Except for the transactions contemplated by the Separation Agreement or as disclosed in any SEC Document or in the Disclosure Letter, the Company and its Subsidiaries have not entered into any material transaction or material series of transactions with any stockholder, director, officer, employee or Affiliate of the Company other than any transactions with any Subsidiary in the ordinary course of business of the Company and its Subsidiaries.
                  4.4 No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of each of the Transaction Agreements by the Company and the consummation of the transactions contemplated thereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any assets or properties of the Company or of any of its Subsidiaries, or cause the Company or any of its Subsidiaries to be required to redeem, repurchase or offer to repurchase any of their respective indebtedness under (A) the certificate of incorporation, the by-laws or other organizational document of the Company or any of its Subsidiaries, (B) any material Law of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries, or any of their respective assets, properties or operations or (C) any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, permit, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the assets, properties or operations of the Company or any of its Subsidiaries is subject.
                  4.5 Consents. No consent, approval, authorization, order, registration, filing or qualification of or with any (A) Governmental Authority,
(B) stock exchange on which the securities of the Company are traded or (C) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transactions contemplated thereby, except for the actions described in Section 3.1.2 and 3.1.6 and except consents which are not material to the business or operations of the Company and its Subsidiaries, taken as a whole.
                  4.6 Capitalization of the Company. The authorized capital stock of the Company consists of: (A) 80,000,000 shares of Common Stock of which 4,693,337 shares are issued and outstanding; and (B) 7,500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 4,500,000 shares are designated as Series A 9 1/2% Cumulative Convertible Preferred Stock (the "Series A Preferred") and 25,000 shares are designated as Series A Junior Participating Preferred. There are not more than 3,881,261 shares of the Series A Preferred issued and outstanding. No other class of capital stock of the Company is, or, other than the Securities, up to an aggregate of $1,500,000 in value of Class B Preferred offered to the employees of the Company (the "Employee Preferred") and such additional number of shares of Class B Preferred as may be agreed to by the Purchasers in writing, at the Closings will be issued. From the date hereof until the Initial Closing, except for the issuance of the Securities and the Employee Preferred and the exercise of any options or the conversion of the Preferred Stock described in the Disclosure Letter, the Company will not issue any shares of its capital stock. All outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. At the Initial Closing, all of the Securities subject to such Closing will be duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. The stockholders of the Company have no preemptive or similar rights with respect to the securities of the Company. Except as set forth in the Disclosure Letter, there are no outstanding (i) securities or obligations of the Company (other than the Series A Preferred) convertible into or exchangeable for any capital stock of the Company, (ii) warrants (other than 414,105 warrants), rights (other than 4,693,337 Rights), or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.
                  4.7 Rights Plan. The Board of Directors has voted to redeem the rights issued under the Rights Plan effective on the Closing Date, after which such Rights Plan has no further force and effect.
                  4.8 Registration Rights. The Purchasers shall, by virtue of their purchase of Securities hereunder and conversion thereof into Conversion Shares in accordance with the terms of this Agreement and the Certificate of Designations, be entitled to the rights of a holder under the Registration Rights Agreement. Other than the Registration Rights Agreement and except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights to any Person.
                  4.9 Subsidiaries. The Disclosure Letter sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Except for its Subsidiaries, the Company holds no equity, partnership, joint venture or other interest in any Person. True and complete copies of the certificate of incorporation, by-laws and other organizational documents of the Subsidiaries of the Company as in effect on the date hereof have been provided by the Company to the Purchasers. Each Subsidiary of the Company has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or other power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. All of the outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through other Subsidiaries of the Company (other than directors' qualifying shares), free and clear of any Encumbrance (other than such transfer restrictions as may exist under federal and state securities laws or any Encumbrances between or among the Company and/or any Subsidiary of the Company or as may be reflected in the financial statements included in the SEC Documents or described in the Disclosure Letter), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity), other than the Company or any Subsidiary of the Company, to acquire any such capital stock, any additional capital stock or any other securities of any such Subsidiary. Except as set forth in the SEC Documents, there exists no restriction, other than those pursuant to applicable law or regulation, on the payment of cash dividends by any Subsidiary.
                  4.10  SEC Documents.
                        (A) The Company has delivered true and complete copies of all SEC Documents to the Purchasers.
                        (B) As of its filing date, each SEC Document filed, and each SEC Document that will be filed by the Company prior to the Closing Date, as amended or supplemented prior to the Closing Date, if applicable, pursuant to the Exchange Act (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
                        (C) Each final registration statement filed with the SEC pursuant to the Act, as of the date such statement or amendment became effective (i) complied in all material respects with the applicable requirements of the Act and

(ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).
                  4.11  Financial Statements.
                        (A) The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present in all material respects the financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries at the dates and for the periods presented. The Company previously delivered true and complete copies of the audited consolidated financial statements and related schedules and notes of the Company as of January 27, 1996 and January 28, 1995 and for each of the three years in the period ended January 27, 1996 (the "1995 Audited Financial Statements"). Except as set forth in the Disclosure Letter, the 1995 Audited Financial Statements comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present in all material respects the financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial information included in the SEC Documents were derived from financial statements which fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods to which they relate, subject to year-end adjustments (consisting only of normal recurring accruals), and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above except as otherwise stated therein.
                        (B) The unaudited monthly consolidated financial statements for the month of November 1996 (the "Monthly Financial Statements") previously delivered by the Company to the Purchasers fairly present in all material respects the financial condition and results of operations of the Company and its Subsid iaries at the dates and for the periods to which they relate, subject to quarter-end and year-end adjustments (consisting only of normal recurring accruals), and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the monthly financial statements of the Company for 1994 and 1995 except as otherwise stated therein. Notwithstanding the foregoing, the Monthly Financial Statements do not reflect an inventory shrinkage adjustment, which adjustment shall be an amount not to exceed $560,000. Such inventory shrinkage adjustment shall be provided for in the Monthly Financial Statements for the months of December 1996 and January 1997. For each fiscal month after the date hereof and prior to the Closing, beginning with December 1996, as soon as reasonably practicable and in any event within 14 days after the end of each such fiscal month, the Company shall prepare and deliver to the Purchasers monthly financial statements of the Company that shall fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries at the dates and for the periods to which they relate, subject to quarter-end and year-end adjustments (consisting only of normal recurring accruals), prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Monthly Financial Statements.
                  4.12 14(f) Notice. At the time the 14(f) Notice is first mailed to the stockholders of the Company and filed with the SEC, it will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) any statement or omissions included in the 14(f) Notice based upon information furnished in writing to the Company by or on behalf of the Purchasers specifically for use therein or (ii) any portion thereof which is not deemed to be filed under applicable SEC rules and regulations.
                  4.13 No Existing Violation, Default, Etc. None of the Company nor any of its Subsidiaries is (A) in violation of any provision of its certificate of incorporation, by-laws or other organizational documents or (B) in violation of any applicable Law, stock exchange rule or regulation, which violation has or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.13, no breach, event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, which breach, event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has or would reasonably be expected to have a Material Adverse Effect. Without giving effect to any waiver previously granted, there exists (i) no event of default, (ii) no event that, but for the giving of notice or the lapse of time or both, would constitute an event of default and (iii) no event that would require the Company or any of its Subsidiaries to prepay, redeem, repurchase or offer to repurchase any of (a) its indebtedness existing under the FINOVA Credit Facility, the GT Credit Facility or otherwise or (b) the Series A Preferred.
                  4.14 Licenses and Permits. The Company and its Subsidiaries have such Licenses as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such Licenses that the failure to have or to be in full force and effect individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect. None of the Company nor any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such License and no proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke or limit any such License the effect of which would reasonably be expected to have a Material Adverse Effect. The Company and its

Subsidiaries are in compliance with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as have not had, or would not reasonably be expected to have, a Material Adverse Effect.
                  4.15 Title to Properties. The Company and its Subsidiaries have sufficient title to all material properties (real and personal) owned by the Company and any such Subsidiary that are necessary for the conduct of the business of the Company and any such Subsidiary as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of its business, and all material properties held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases except for such leases the loss of which would not reasonably be expected to have a Material Adverse Effect.
                  4.16  Intellectual Property.
                        (A) The Company and each of its Subsidiaries owns or is licensed to use all (i) patents, trademarks, trade names, service marks, copyrights and any applications therefor and (ii) trade secrets, know-how, computer software programs and proprietary information, in each case, that are material to the conduct of the business of the Company and its Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of their business ("Intellectual Property").

                        (B) None of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any other party is in breach of or default under any material licenses, sublicenses and agreements ("IP Licenses") under which the Company or any of its Subsidiaries is either a licensor or licensee of Intellectual Property. Each IP License is now, and immediately following the consummation of the transactions herein contemplated will be, valid and in full force and effect.
                        (C) No litigation is pending or, to the Knowledge of the Company, threatened, that challenges the validity, enforceability or ownership of, or right to use or license, any Intellectual Property, nor does the Company or any Subsidiary know of any valid grounds for any such claim, which would reasonably be expected to have a Material Adverse Effect.
                        (D) No item of Intellectual Property is subject to any outstanding order, ruling, judgment, decree or agreement restricting the use thereof by the Company or its Subsidiaries except for agreements made in the ordinary course of business of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries has agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries except in the ordinary course of business.
                        (E) To the Knowledge of the Company, none of the Company or its Subsidiaries has infringed upon or otherwise violated the intellectual property rights of third parties which would reasonably be expected to have a Material Adverse Effect. None of the Company or its Subsidiaries has received any complaint or notice alleging any such infringement or other violation.

                        (F) To the Company's knowledge, no third party is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.
                        (G) All material registered trademarks and copyrights held by the Company or any of its Subsidiaries are valid and subsisting. The Company and its Subsidiaries have taken all necessary action to maintain and protect the Intellectual Property that they own or use other than such actions taken in the ordinary course of business of the Company and its Subsidiaries that would not reasonably be expected to have a material adverse effect on any of the Intellectual Property.
                  4.17 Environmental Matters. Subject to such disclosures as are contained in the SEC Documents:
                        (A) the Company and its Subsidiaries, and their respective operations and properties, are and have been in compliance with all applicable Environmental Laws except for such failures which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
                        (B) There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to their knowledge, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws which could reasonably be expected to result in a fine, penalty or other obligation, cost or expense, except such obligations, costs or expenses which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                        (C) There are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance by the Company or its Subsidiaries with, or which have given rise to, or will give rise to, material liability to the Company or any of its Subsidiaries under Environmental Laws, except any such events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
                        (D) Any facts or circumstances that are the subject of a written report provided to the Purchasers as a result of an environmental investigation conducted by the Purchasers of the Company and its Subsidiaries (the "Environmental Information") shall be deemed to amend the Disclosure Letter as of the date hereof.
                  4.18 Taxes. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all material Tax returns that are required to be filed and have paid or caused to be paid all material Taxes as shown on said returns and on all material assessments received by it to the extent that such Taxes have become due, except Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves that the Company or such Subsidiaries reasonably believe to be adequate in all material respects, for all Tax liabilities applicable to the Company and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). There is no pending examination of United States

Federal income tax returns of the Company and its Subsidiaries. For purposes of this Section 4.18, "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.
                  4.19 Litigation. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, or with respect to which the Company or any such Subsidiary is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in such SEC Documents or that, if successful, could singly, or in the aggregate, with all such other actions, suits, investigations or proceedings, reasonably be expected to have a Material Adverse Effect and, to the Knowledge of the Company, no such actions, suits, proceedings or investigations are threatened.
                  4.20 Labor Matters. No labor disturbance by the employees of the Company or any of its Subsidiaries that has had or that could reasonably be expected to have a Material Adverse Effect exists or, to the Knowledge of the Company, is threatened.

                  4.21  Employee Benefits.
                        (A) Except for the plans set forth in the Disclosure Letter (the "Benefit Plans"), there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA")), under which the Company or any of its Subsidiaries has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of Sections 414(b), (c), (m) and
(o) of the Code), any material liability with respect to any current or former employee of the Company, any of its Subsidiaries, or any Commonly Controlled Entity. No such Benefit Plan is a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)).
                        (B) With respect to each Benefit Plan the Company has delivered or made available to the Purchasers complete and accurate copies of
(i) all plan texts and agreements (as amended or modified to date), (ii) all summary plan descriptions and similar material employee communications, (iii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), (iv) the most recent annual and periodic accounting of plan assets,
(v) the most recent determination letter received from the Internal Revenue Service and (vi) the most recent actuarial valuation.
                        (C) With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) to the Knowledge of the Company, no event has occurred and there exists no circumstance under which the Company or any of its Subsidiaries could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits and other liabilities arising in the ordinary course pursuant to the normal operation of such Benefit Plan); (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan with respect to which suits the Company or any of its Subsidiaries could incur any material liability; (iv) all contributions and premiums due and owing to any Benefit Plan have been made or paid on a timely basis and no "accumulated funding deficiency", as defined in Code Section 412, has been incurred, whether or not waived; (v) all contributions made under any Benefit Plan have met the requirements for deductibility under the Code, and all contributions that have not been made have been properly recorded on the books of the Company or a Commonly Controlled Entity thereof in accordance with generally accepted accounting principles and
(vi) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, such Benefit Plan has been determined to be so qualified and each trust created under such Benefit Plan has been determined to be exempt from tax under Section 501(a) of the Code and no event has occurred since the date of such determinations, including effective changes in laws or regulations or modifications to the Benefit Plans, that would adversely affect such qualification or tax exempt status.
                        (D) The Accumulated Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of post- retirement health and medical benefits for current and former employees of the Company and its Subsidiaries, calculated as of December 31, 1995 on the basis of reasonable actuarial assumptions in accordance with generally accepted accounting principles, does not exceed $25,000.00. Except as set forth in the Separation Agreement, no condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any plan providing health or medical benefits in respect of current or former employees of the Company or its Subsidiaries.
                        (E) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or its Subsidiaries that, individually or collectively, could give rise to the payment by the Company or its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 280G of the Code other than transactions under the Separation Agreement and provisions of the employment agreements with William W. Mowbray and Jeffrey Gerstel.
                        (F) Except as set forth in Schedule 4.21(F), no employee or former employee of the Company or its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.
                  4.22 Contracts. Except as set forth in Schedule 4.22, all of the material contracts of the Company or any of its Subsidiaries that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been delivered by the Company to the Purchasers. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had, and would not reasonably be expected to, have a Material Adverse Effect.
                  4.23 Contingent Liabilities. Except as fully reflected or reserved against in the 1995 Audited Financial Statements, or disclosed in the footnotes contained in such financial statements, the Company and its Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were required by generally accepted accounting principles consistently applied to be reflected or reserved against in such 1995 Audited Financial Statements or disclosed in the footnotes contained in such financial statements.
                  4.24 No Material Adverse Change. Except as set forth in
Schedule 4.24, since October 27, 1996: (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect; (B) the Company and its Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect; (C) there has been no material change in the indebtedness of the Company and its Subsidiaries (other than increases or decreases in working capital borrowings in the ordinary course of business); (D) other than with respect to dividends required to be paid on the outstanding Series A Preferred there has been no dividend or distribution of any kind declared, paid or made by the Company or any of its Subsidiaries on any class of its capital stock; (E) neither the Company nor any of its Subsidiaries has made (nor does it propose to make) (i) any material change in its accounting methods or practices or (ii) any material change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; and (F) there has been no event causing a Material Adverse Effect, nor any development that would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
                  4.25 Finder's Fees. Except for Rodman & Renshaw, no broker, finder or other party is entitled to receive from the Company or any of its Subsidiaries any brokerage or finder's fee for the transactions contemplated by the Transaction Agreements as a result of the actions of the Company, any of its Subsidiaries, or any of its Affiliates.
                  4.26 Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
                  4.27 Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Purchasers set forth in Section 5.4 hereof are true and correct in all material respects, the offer and sale of the Securities made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither the Company nor any Person acting on its behalf has, in connection with the offering of the Securities, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (B) any action involving a public offering within the meaning of
Section 4(2) of the Act, or (C) any other action that would require the registration under the Act of the offering and sale of the Securities pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws with respect to the Securities. The Company has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of Securities or of securities of the same or a similar class as the Securities if as a result the offer and sale of the Securities contemplated hereby could fail to be entitled to exemption from the registration require ments of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.
                  4.28 Full Disclosure. To the Knowledge of the Company, no statement by the Company contained in this Agreement, the Disclosure Letter, the SEC Documents or any other documents listed in the Disclosure Letter, or any certificates, notices or consents delivered to the Purchasers in connection with the purchase and sale of the Securities at or prior to the Closing, taken as a whole, in light of the circumstances in which made, contains (or will contain) an untrue statement of a fact material either individually or in the aggregate to the Company and its Subsidiaries taken as a whole or omits (or will omit) to state a fact material either individually or in the aggregate to the Company and its Subsidiaries taken as a whole required to be stated therein or necessary to make the statements made, in the light of the circumstances in which made, not materially false or misleading.

            5.    REPRESENTATIONS AND WARRANTIES OF THE
                  PURCHASERS.

            The Purchasers hereby represent and warrant to the Company that:
                  5.1 Existence and Power. Each Purchaser is duly organized, validly existing and in good standing under the laws of the State of its formation and has all requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted.
                  5.2 Power and Authority. Each of the Purchasers has the full power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Purchaser of such Transaction Agreements and the consummation by each Purchaser of the transactions contemplated thereby have been duly authorized. Each of such Transaction Agreements has been duly executed and delivered by each Purchaser and is a valid and binding agreement of each of the Purchasers, enforceable against each of the Purchasers in accordance with its terms.
                  5.3 No Contravention, Conflict, Breach, Etc. The execution, delivery and performance by each Purchaser of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) the partnership agreement or other organizational documents of each such Purchaser,
(B) any Law of any Governmental Authority having jurisdiction over each such Purchaser or (iii) any agreement to which each such Purchaser is a party.

                  5.4 Acquisition for Own Account. The Securities to be acquired by the Purchasers pursuant to this Agreement are being acquired by them for their own accounts and with no intention of distributing or reselling the Securities in any transaction that would be in violation of the Act or the securities laws of any state, without prejudice, however, to the rights of the Purchasers at all times to sell or otherwise dispose of all or any part of the Securities under an effective registration statement under the Act, under an exemption from such registration available under the Act, and subject, nevertheless, to the disposition of the Purchasers' property being at all times within their control, except as otherwise provided by this Agreement. The Purchasers (A) have such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the Securities, (B) fully understand the nature, scope and duration of the limitations on transfer contained in this Agreement and (C) can bear the economic risk of an investment in the Securities and can afford a complete loss of such investment. The Purchasers acknowledge receipt of the SEC Documents, the Disclosure Letter and all documents delivered in accordance therewith and that they have been afforded the opportunity to ask such questions as they deemed necessary, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Securities and to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the SEC Documents. Notwithstanding the foregoing, nothing contained in this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company.

                  5.5 Finder's Fee. Except for Rodman & Renshaw, Inc., no broker, finder or other party is entitled to receive from the Company or any of its Subsidiaries any brokerage or finder's fee for the transactions contemplated by the Transaction Agreements as a result of the actions of the Purchasers.
                  5.6 Ownership of Common Stock. Except as otherwise disclosed in writing to the Company prior to the execution of this Agreement, no Purchaser owns beneficially (within the meaning of Rule 13d-3 of the Exchange Act) any shares of Common Stock.
                  5.7 14(f) Notice. At the time the 14(f) Notice is first mailed to the stockholders of the Company, the information furnished in writing to the Company by or on behalf of the Purchasers specifically for use therein shall be complete in all material aspects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading; provided, however, that the Purchasers make no representation or warranty with respect to any portion thereof which is not deemed to be filed under applicable SEC rules and regulations.

            6.    COVENANTS OF THE PARTIES.
                  6.1 Pre-Closing Activities. From and after the date of this Agreement until the Initial Closing, each of the Company and the Purchasers shall act with good faith towards, and shall use its reasonable efforts to consummate, the transactions contemplated by this Agreement, and neither the Company nor the Purchasers will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement, subject to the fiduciary duties of the Board of Directors of the Company under Delaware law. From the date hereof until the Initial Closing, the Company shall conduct the business of it and its Subsidiaries in the ordinary course and shall use all reasonable efforts to preserve intact its business organizations and relationships with third parties and, except as otherwise provided herein or in the Separation Agreement, to keep available the services of the present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Initial Closing, except as contemplated by this Agreement or as permitted by Section 6.6, without the Purchasers' prior written consent:
                        (A) the Company shall not, and shall cause each of its Subsidiaries not to, adopt or propose (or agree to commit to) any change in the certificate of incorporation or by-laws of the Company or any of such Subsidiaries;
                        (B) the Company shall not, and shall cause each of its Subsidiaries not to, (i) enter into any loan agreement or other agreement pursuant to which the Company or such Subsidiary incurs indebtedness for borrowed money in excess of $250,000 (other than any such agreement among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries) or (ii) amend any such existing agreement (other than to increase the amount available for borrowing under and amend the terms of the GT Credit Facility and the FINOVA Facility up to a maximum of $50 million);
                        (C) the Company shall not, and shall cause each of its Subsidiaries not to, sell any of the assets of the Company or such Subsidiaries (or the securities of entities holding the same) in one transaction or a series of related transactions, where the total consideration to be received by the Company and its Subsidiaries exceeds $250,000 (other than in the ordinary course of business of the Company and its Subsidiaries);
                        (D) other than in the ordinary course of business of the Company consistent with past practice or as set forth in the Separation Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, acquire any assets of any other Person or Persons or acquire any equity, partnership or other interests in any other Person or Persons, in one transaction or series of related transactions, where the total consideration to be paid by the Company and its Subsidiaries exceeds $100,000;
                        (E) except for required payments under the FINOVA Credit Facility or the GT Credit Facility, the Company shall not, and shall cause each of its Subsidiaries not to, repay, redeem or repurchase any indebtedness of the Company or any of the Subsidiaries or any shares of capital stock of the Company;
                        (F) except for the transactions contemplated by the Separation Agreement or as agreed to by the Purchasers in writing, the Company shall not, and shall cause each of its Subsidiaries not to, enter into any transaction with any director, executive officer or Affiliate (other than any transaction among the Company and its wholly-owned Subsidiaries or among any wholly-owned Subsidiaries of the Company) of the Company out of the ordinary course of its business;

                        (G) the Company shall not, and shall cause each of its Subsidiaries not to, (i) grant to any employee any increase in salary or other remuneration not consistent with past practices or any increase in severance or termination pay; (ii) grant or approve any general increase in salaries of all or a substantial portion of its employees not consistent with past practice; (iii) pay or award any bonus, incentive, compensation, service award or other like benefit for or to the credit of any employee except in accordance with written policy or consistent with past practice; or (iv) except as set forth in the Separation Agreement, enter into any employment contract or severance arrangement with any employee except in accordance with written policy or consistent with past practice or adopt or amend in any material respect any of its employee benefit plans except as required by law;
                        (H) the Company shall, and shall cause each of its Subsidiaries to, not take or agree to commit to take any action that would make any representation or warranty of the Company hereunder required to be true at and as of the Initial Closing as a condition to the Purchasers' obligations to consummate the transactions contemplated hereby, inaccurate at the Initial Closing; and
                        (I) except as permitted by the FINOVA Credit Facility and the GT Credit Facility and in the ordinary course of business consistent with past practice, the Company shall not, and shall cause its Subsidiaries not to, agree to expend, commit or otherwise obligate itself to make any capital expenditures.

                  6.2 Stock Exchange Listing. Upon demand of the Purchasers, the Company shall take all actions, if necessary, to cause the Conversion Shares to be listed on the NASDAQ Small-Cap Market.
                  6.3   14(f) Notification.
                        (A) The Company: (i) shall promptly prepare, file with the SEC and mail to its stockholders the 14(f) Notice in accordance with Rule 14f-1 under the Exchange Act and (ii) shall otherwise comply with all legal requirements applicable to the activities described in Section 3.1.2. The Company shall make available to the Purchasers copies of the 14(f) Notice prior to the filing thereof with the SEC or mailing thereof to the stockholders of the Company and shall make any changes therein reasonably requested by the Purchasers insofar as such changes relate to any matters relating to the Purchasers or the description of the transactions contemplated by the Transaction Agreements.
                        (B) The Purchasers shall promptly provide to the Company such information concerning the individuals listed on Schedule 3.1.2B as the Company shall reasonably request for the purpose of complying with its obligations under Section 6.3(A).
                  6.4 Access. Upon reasonable notice prior to the Initial Closing, the Company shall (and shall cause each of its Subsidiaries to) afford the Purchasers and the Representatives reasonable access during normal business hours to its properties, books, contracts and records and personnel and advisors (who will be instructed by the Company to cooperate), and the Company shall (and shall cause each of the Subsidiaries to) furnish promptly to the Purchasers all information concerning its business, properties and personnel as the Purchasers or the Representatives may reasonably request; provided, however, that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Company's business, and provided, further, however, that no review pursuant to this Section 6.3 shall affect or be deemed to modify any representa tion or warranty made by the Company.
                  6.5 Publicity. Except as required by law, regulation or stock exchange requirements, neither (A) the Company or any of its Affiliates nor (B) the Purchasers or any of their respective Affiliates shall, without the consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by the Transaction Agreements. In no event will either (i) the Company or any of its Affiliates or (ii) the Purchasers or any of their respective Affiliates make any public announcement or issue any press release without consulting with the other party, to the extent feasible, as to the content of such public announcement or press release.
                  6.6 Acquisition Proposals. From the date hereof until the earlier of the Initial Closing or the termination of this Agreement, the Company shall not, directly or indirectly, take (nor shall the Company authorize or permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to: solicit or initiate the submission of any Acquisition Proposal, or enter into any agreement with respect to or propose any Acquisition Proposal or participate in any way in discussions or negotiations with, or furnish any information to, any Person (other than the Purchasers or any of their partners or their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants, other agents or Affiliates) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company shall give immediate telephonic notice to the Purchasers (promptly followed by written notice) of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. The Company shall keep the Purchasers informed, on a current basis, of the status of any Acquisition Proposal and any negotiations or discussions relating to such a proposal. Except as required by law, the Company agrees that it shall not disclose to any Person any written information furnished to it by the Purchasers or any of their Representatives (including, without limitation, TCR and Paul, Weiss, Rifkind, Wharton & Garrison).
                  6.7 Certificates for Securities, Exchange Notes and Conversion Shares To Bear Legends.
                        (A) So long as the Securities are not sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 under the Act, the Securities shall be subject to a stop-transfer order and the certificates therefor shall bear the following legend by which each holder thereof shall be bound:
                  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY
            NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN
            EFFECTIVE REGISTRATION STATEMENT UNDER THE
            SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION
            FROM REGISTRATION THEREUNDER."

                        (B) So long as the Conversion Shares are not sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 under the Act, the Conversion Shares shall be subject to a stop-transfer order and the certificates therefor shall bear the following legend by which each holder thereof shall be bound:
                  "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES OR
            OTHER SECURITIES ISSUABLE UPON EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER.
                        (C) So long as the Exchange Notes are not sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 under the Act, the Exchange Notes shall be subject to a stop-transfer order and the certificates therefor shall bear the following legend by which each holder thereof shall be bound:
                  "THESE NOTES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i)
            AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER.
                  6.8 Removal of Legends. After termination of the requirement that all or part of such legend be placed upon a certificate, the Company shall, upon receipt by the Company of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of the holders of the Securities, Conversion

Shares or Exchange Notes issued with respect to the Securities, issue certificates for such Securities or Conversion Shares or Exchange Notes, as the case may be, that do not bear such legend.

            7.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                  COVENANTS.
            The representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder.
            8.    INDEMNIFICATION.
                  8.1 Indemnification by the Company. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchasers, their partners and their respective Affiliates and the respective officers, directors, agents, employees, subsidiaries, partners, advisors, representatives and controlling Persons of each of the foregoing (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from any legal, administrative or other actions brought by any Person or entity (including actions brought by the Company or any equity or debt holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the transactions contemplated hereby, or any indemnified party's role therein or in the transactions contemplated hereby; provided, however, that nothing contained in this Section 8.1 shall be construed as a guarantee by the Company with respect to the value of the Securities being purchased by the Purchasers hereunder or indemnification of the Purchasers against any diminution in value thereof which may occur; provided, further, however, that the Company shall not be liable under this Section 8.1 to an indemnified party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful malfeasance of such indemnified party; and provided, further, however, that if and to the extent that such indemnification is unenforceable for any reason other than the immediately preceding proviso, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Liabilities that shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party.
                  8.2 Notification. Each indemnified party under this Section 8 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company hereunder, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such indemnified party unless the Company is materially prejudiced thereby. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company which, if the Company and such indemnified party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article 8 for more than one firm of attorneys representing the indemnified parties (together, if appropriate, with one firm of local counsel per jurisdiction) in any one legal action or group of related legal actions; and provided, further, however, that the Company shall only be liable for the fees and expenses of separate counsel with respect to such different or additional defenses and such indemnified party shall instruct such separate counsel to cooperate with the Company's counsel in order to reduce the fees and expenses for which the Company is liable. The Company shall not be liable for any settlement of such action or proceeding effected without its prior written consent, not to be unreasonably withheld. The Purchasers agree that they will not, without the prior written consent of the Company, not to be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to any matter subject to indemnification hereunder unless such settlement, compromise or consent includes an unconditional release of the Company and each other indemnified party from all liability arising or that may arise out of such claim, action or proceeding and the Purchasers and each other indemnified party are not obligated to take or forego taking any action, including the payment of money, thereunder. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, under federal and state securities laws, by separate agreement or otherwise.

            9.    TERMINATION.
                  9.1 Termination. Subject to Section 9.2, this Agreement may be terminated at any time prior to the Initial Closing:
                        (A) by the Purchasers if there has been a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which breach is incurable or has not been cured by the Company within 15 days after written notice from the Purchasers;
                        (B) by the Company if there has been a material breach of any representation, warranty, covenant or agreement of the Purchasers contained in this Agreement, which breach is incurable or has not been cured by the Purchasers within 15 days after written notice from the Company;

                        (C) by the Purchasers if any one or more of the conditions to the obligation of the Purchasers to close has not been fulfilled as of the scheduled Closing Date;
                        (D) by the Company if any one or more of the conditions to the obligation of the Company to close has not been fulfilled as of the scheduled Closing Date;
                        (E) by the Company or the Purchasers, if the Initial Closing shall not have occurred on or before January 14, 1997; provided, however, that the right to terminate this Agreement under this Section 9.1(E) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
                        (F) by the Company or the Purchasers, if any judgment, injunction, order or decree enjoining the Company or the Purchasers from consummating the transactions contemplated by a Transaction Agreement is entered and such judgment, injunction, order or decree becomes final and nonappealable; provided, however, that the party seeking to terminate this Agreement must use all reasonable efforts to remove such judgment, injunction, order or decree; and
                        (G) by mutual written consent of the Company and the Purchasers.
                  9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (A) to the extent such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement and (B) that the covenants and agreements contained in Section 6.5 shall survive the termination hereof.

            10.   MISCELLANEOUS.

                  10.1 Performance; Waiver. The provisions of this Agreement may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by the Company and (A) prior to the Initial Closing, by the Purchasers and (B) after the Initial Closing by the holder or holders of the Securities representing 66-2/3% of the aggregate outstanding Securities. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision of any other provision or as a waiver of the provision itself.
                  10.2 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure the benefit of, the respective successors and assigns of the parties hereto; provided, however, that the rights and obligations of either party hereto may not be assigned without the prior written consent of the other parties except that assignments of all or a portion of the Purchasers' rights hereunder may be made by the Purchasers following the Initial Closing in connection with transfers of the Securities.
                  10.3 Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in Person at, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).
            If to the Company:

                  Family Bargain Corporation
                  4000 Ruffin Road
                  San Diego, California 92123-1866
                  Telecopy: (619) 637-4180
                  Attention:  William W. Mowbray

            with copies to:

                  Rogers & Wells
                  200 Park Avenue
                  New York, New York   10166
                  Telecopy: (212) 878-8375
                  Attention:  David W. Bernstein, Esq.

            If to the Purchasers:

                  Three Cities Research, Inc.
                  135 East 57th Street
                  New York, New York   10022
                  Telecopy: (212) 980-1142
                  Attention:  J. William Uhrig
            with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Telecopy:   (212) 757-3990
                  Attention:  Robert M. Hirsh, Esq.

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.
                  10.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
                  10.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of the Company and the Purchasers directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.
                  10.6 Headings; Interpretation. The index and section headings herein are for convenience only and shall not affect the construction hereof. References to sections means sections of this Agreement unless the context otherwise requires. References to herein or hereof mean this Agreement.
                  10.7 Entire Agreement. The Transaction Agreements embody the entire agreement between the parties relating to the subject matter hereof and supersede any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between the Company and the Purchasers, or between or among any agents, representatives, parents, Subsidiaries, Affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof (including, without limitation, the letter agreement heretofore executed between the Company and TCR, except for the provisions regarding confidentiality contained therein).
                  10.8 No Third Party Rights. Except for the indemnified parties, directors and officers described in Article 8 and the rights of such Persons expressly created under Article 8, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debtholder of the Company or any of the Purchasers) other than the parties hereto.
                  10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date last set forth above.

FAMILY BARGAIN CORPORATION


                                 By: /s/ Jeffrey Gerstel
                                    --------------------------------------
                                       Name: Jeffrey Gerstel
                                       Title: Exec VP


                                 THREE CITIES FUND II, L.P.

                                 By:  TCR Associates, L.P.,
                                      as General Partner


                                 By: /s/ J. William Uhrig
                                    --------------------------------------
                                      Name: J. William Uhrig
                                      Title:  Attorney-In-Fact


                                 THREE CITIES OFFSHORE II C.V.

                                 By:  TCR Associates Offshore, L.P.,
                                        as General Partner


                                 By: /s/ J. William Uhrig
                                    --------------------------------------
                                      Name: J. William Uhrig
                                      Title:  General Partner


                                 TERFIN INTERNATIONAL LTD.


                                 By: /s/ J. William Uhrig
                                    --------------------------------------
                                      Name: J. William Uhrig
                                      Title: Attorney-In-Fact

                                                          Schedule 2.2


                                   SECURITIES

                                                        Number
                                                          of
         Purchaser                                    Securities
         ---------                                    ----------

         Three Cities Fund II, L.P.                      6,540

         Three Cities Offshore II C.V.                  11,060

         Terfin International Ltd.                       4,400
                                                        ------

         Total                                          22,000


The remaining 5,000 shares shall be allocated among the Purchasers (and/or other designees as determined by the Purchasers); provided that the Purchasers shall be jointly and severally liable for the payment of the Purchase Price Per Security for such shares from and after the Initial Closing.

                                                         Schedule 3.1.2A


                           RESIGNING DIRECTORS

1.   Benson A. Selzer

2.   Joseph Eiger

3.   John A. Selzer

                                                         Schedule 3.1.2B


                     NOMINEES TO BOARD OF DIRECTORS


1.   J. William Uhrig

2.   H. Whitney Wagner

3.   Thomas G. Weld

                                                           Schedule 4.13

                   EXISTING VIOLATIONS, DEFAULTS, ETC.


None.

                                                        Schedule 4.21(F)

                     ADDITIONAL OR ENHANCED BENEFITS


None.

                                                           Schedule 4.22

                                CONTRACTS

None.

                                                           Schedule 4.24



                            MATERIAL CHANGES


None.